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                                                              Exhibit 23.02

             INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT




The Board of Directors
Pure Atria Corporation:


The audits referred to in our report dated January 21, 1997, except as to Note 2, which is as of February 3, 1997, included the related financial statement schedule as of December 31, 1996 and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and the references to our firm under the heading "Experts" in the Prospectus/Joint Proxy Statement.

                                                  /s/ KPMG PEAT MARWICK LLP

San Jose, California
June 20, 1997